As filed with the U.S. Securities and Exchange Commission on June 4, 2024.

Registration No. 333-279638

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________

Centurion Acquisition Corp.
(Exact name of registrant as specified in its charter)

__________________________

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

667 Madison Avenue
5th Floor
New York, New York 10065
Telephone: (212) 209-6126
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Edward Truitt
Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
(302) 731-1612
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Elliott M. Smith White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	Daniel Lee Maples and Calder (Cayman) LLP P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Tel: (345) 949-8066	Douglas S. Ellenoff Stuart Neuhauser Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Tel: (212) 370-1300

__________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Centurion Acquisition Corp. is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-279638) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$400,000
Accounting fees and expenses	50,000
SEC/FINRA Expenses	135,000
Travel and road show	24,000
Nasdaq listing and filing fees	81,000
Printing and engraving expenses	25,000
Miscellaneous	285,000
Total offering expenses (other than underwriting commissions)	1,000,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On January 23, 2024, our sponsor purchased an aggregate of 5,750,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. On April 29, 2024, the Company affected a share capitalization of 1,437,500 founder shares, resulting in our sponsor holding 7,187,500 founder shares. On May 20, 2024, our sponsor transferred 30,000 founder shares to each of Company’s three independent directors (an aggregate of 90,000 founder shares), resulting in our sponsor holding 7,097,500 founder shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 28,750,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 20% of the outstanding shares after this offering. Up to 937,500 of these shares will be surrendered for no consideration depending on the extent to which the underwriters’ over-allotment is exercised.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. The limited partnership agreement of our sponsor provides that its partnership interests may only be transferred to our officers or directors or other persons affiliated with our sponsor, or in connection with estate planning transfers.

Our sponsor and Cantor Fitzgerald & Co. and Odeon Capital Group, LLC have committed to, pursuant to a written agreement, to purchase from us an aggregate of 7,000,000 private placement warrants at $1.00 per warrant (for an aggregate purchase price of $7,000,000). Of those 7,000,000 private placement warrants, our sponsor has agreed to purchase 4,500,000 warrants, Cantor Fitzgerald & Co. has agreed to purchase 1,750,000 warrants and Odeon Capital Group, LLC has agreed to purchase 750,000 private placement warrants. The private placement warrants will expire worthless if we do not complete our initial business combination. This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit index

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.
3.1*	Memorandum and Articles of Association.
3.2**	Amended and Restated Memorandum and Articles of Association.
4.1**	Specimen Unit Certificate.
4.2**	Specimen Ordinary Share Certificate.
4.3**	Specimen Warrant Certificate (included in Exhibit 4.4).
4.4**	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1**	Opinion of White & Case LLP.
5.2**	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Registrant.
10.1**	Form of Letter Agreement among the Registrant, Centurion Sponsor LP and each of the officers and directors of the Registrant.
10.2**	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3**	Form of Registration Rights Agreement among the Registrant, Centurion Sponsor LP and the Holders signatory thereto.
10.4**	Form of Private Placement Warrants Purchase Agreement between the Registrant and Centurion Sponsor LP.
10.5**	Form of Private Placement Warrants Purchase Agreement between the Registrant, Cantor Fitzgerald & Co and Odeon Capital Group, LLC.
10.6**	Form of Indemnity Agreement.
10.7*	Promissory Note issued to Centurion Sponsor LP.
10.8*	Securities Subscription Agreement between Centurion Sponsor LP and the Registrant.
10.9**	Form of Administrative Services Agreement between the Registrant and Centurion Sponsor LP.
14.1**	Form of Code of Ethics.
23.1*	Consent of WithumSmith+Brown, PC.
23.2**	Consent of White & Case LLP (included on Exhibit 5.1).
23.3**	Consent of Maples and Calder (Cayman) LLP (included on Exhibit 5.2).
24.1*	Power of Attorney (included in the signature page of this Registration Statement).
99.1*	Consent of Mickie Rosen.
99.2*	Consent of Michael Jesselson.
99.3*	Consent of Robert Foresman.
107*	Filing Fee Table.

____________

*        Previously filed.

**      Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 4th day of June, 2024.

CENTURION ACQUISITION CORP.
By:	/s/ Mark Gerhard
Name:	Mark Gerhard
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Mark Gerhard	Chief Executive Officer and Director	June 4, 2024
Mark Gerhard	(Principal Executive Officer)
*	Chief Operating Officer and Director	June 4, 2024
Riaan Hodgson	(Principal Financial and Accounting Officer)
/s/ David Gomberg	President and Director	June 4, 2024
David Gomberg
*By:	/s/ Mark Gerhard
Name:	Mark Gerhard
Title:	Attorney-In-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Centurion Acquisition Corp., in the City of New York, New York, on the 4th day of June, 2024.

By:	/s/ David Gomberg
Name:	David Gomberg
Title:	Authorized Representative

II-4